As filed with the Securities and Exchange Commission on May 8, 2014.

Registration No. 333-195417

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIREEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3577	20-1548921
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1440 McCarthy Blvd.

Milpitas, CA 95035

(408) 321-6300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David G. DeWalt

Chief Executive Officer

FireEye, Inc.

1440 McCarthy Blvd.

Milpitas, CA 95035

(408) 321-6300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Aaron J. Alter Jon C. Avina Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Alexa King Richard Meamber FireEye, Inc. 1440 McCarthy Blvd. Milpitas, CA 95035 (408) 321-6300

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-195417) is solely to file Exhibits 5.1, 21.1 and 23.1. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all the fees and expenses to be paid by the Registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$81,518
Printing and engraving	150,000
Legal fees and expenses	150,000
Accounting fees and expenses	70,000
Miscellaneous	10,000

Total	$461,518

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant provides that:

•

The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and certain officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its directors and certain of its officers may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the last three years, the Registrant has sold the following unregistered securities:

Warrants

In August 2011, the Registrant issued a warrant to purchase 60,661 shares of its Series E convertible preferred stock to one accredited investor at an exercise price of $1.36 per share.

Sales of Convertible Preferred Stock

In December 2012 and January 2013, the Registrant sold an aggregate of 4,748,591 shares of its Series F convertible preferred stock to a total of 30 accredited investors at a purchase price of approximately $10.53 per share, for an aggregate purchase price of approximately $50,000,000.

Option and Common Stock Issuances

From January 1, 2011 through September 20, 2013 (the date of the filing of the Registrant’s registration statement on Form S-8, File No. 333-191299), pursuant to the terms of its 2008 Stock Plan and its 2013 Equity Incentive Plan, the Registrant granted to its officers, directors, employees, consultants and other service providers options to purchase an aggregate of 32,184,057 shares of its common stock at exercise prices ranging from $0.57 to $20.00 per share.

From January 1, 2011 through September 20, 2013 (the date of the filing of the Registrant’s registration statement on Form S-8, File No. 333-191299), pursuant to the terms of its 2008 Stock Plan, the Registrant granted to certain officers restricted stock units covering up to an aggregate of 565,500 shares of its common stock in exchange for services.

From January 1, 2011 through September 20, 2013 (the date of the filing of the Registrant’s registration statement on Form S-8, File No. 333-191299), pursuant to the terms of its 2004 Stock Option Plan and its 2008 Stock Plan, the Registrant issued and sold to its officers, directors, employees, consultants and other service providers an aggregate of 14,477,379 shares of its common stock upon the exercise of options at exercise prices ranging from $0.05 to $7.93 per share, for an aggregate exercise price of $15,109,324.

From January 1, 2011 through September 20, 2013 (the date of the filing of the Registrant’s registration statement on Form S-8, File No. 333-191299), the Registrant issued an aggregate of 2,651,484 shares of its restricted common stock in exchange for services and sold 1,220,498 shares of its restricted common stock at a purchase price of $0.57 per share for an aggregate purchase price of $695,684.

On October 1, 2013, the Registrant issued 299,160 shares of common stock to an accredited investor upon the cashless net exercise of two outstanding warrants based on a weighted-average exercise price of approximately $0.67 per share.

On March 5, 2014, the Registrant issued 309,187 shares of common stock to an accredited investor upon the cashless net exercise of four outstanding warrants based on a weighted-average exercise price of approximately $0.72 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes the offers, sales, and issuances of the above securities were exempt from registration under the Securities Act by virtue of (i) Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) as transactions not involving a public offering, (ii) Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule, or (iii) Regulation S promulgated under the Securities Act as transactions made outside of the United States. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates or book-entry positions representing the shares issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. The sales of these securities were made without any general solicitation or advertising.

On September 25, 2013, in connection with the completion of the Registrant’s initial public offering, all 64,589,760 shares of its then-outstanding shares of preferred stock were automatically converted into 74,221,533 shares of common stock. The issuance of such shares was exempt from the registration requirements of the Securities Act in reliance on Section 3(a)(9) and Section 4(a)(2) of the Securities Act. The Registrant received no additional consideration for such automatic conversions.

In addition to the securities described above, the Registrant has issued securities in connection with the following acquisitions:

•	On December 14, 2012, the Registrant issued 150,000 shares of its common stock as consideration for the acquisition of certain assets of another entity.

•

On December 20, 2012, the Registrant issued 763,133 shares of its common stock as partial consideration for the acquisition of another entity and an additional 11,488 shares of its common stock to a former advisor to such entity in connection with the acquisition.

•	On September 3, 2013, the Registrant issued 222,500 shares of its common stock as partial consideration for the acquisition of three entities affiliated with each other.

•	On December 30, 2013, the Registrant issued 16,920,709 shares of its common stock as partial consideration for the acquisition of Mandiant Corporation.

None of the foregoing transactions with respect to the acquisitions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes that such offers, sales and issuances of the above securities in connection with the foregoing acquisitions were exempt from registration under the Securities Act by virtue of Regulation D promulgated thereunder, with respect to the transactions described in the third and fourth bullets, and Section 4(a)(2) of the Securities Act, with respect to the transactions described in the first and second bullets, as transactions by an issuer not involving a public offering. The Registrant took into account the following factors with respect to the transactions described in the first and second bullets: (i) all sales of the shares were made without any general solicitation or advertising; (ii) there were a limited number of offerees (three persons and two entities in the case of the acquisition described in the first bullet above and one offeree in the case of the acquisition described in the second bullet above); (iv) the purchasers and/or their legal representatives had access to substantial business and financial information regarding the Registrant; (v) the Registrant believes that each of the purchasers was sophisticated and capable of understanding and evaluating the risks of acquiring the Registrant’s securities; (vi) each of the purchasers made standard representations to the Registrant to ensure the availability of the Section 4(a)(2) exemption, including, without limitation, representations of their intentions to acquire the shares for investment for their own accounts and not with a view to the resale or distribution of any shares (except, in the case of the acquisition described in the first bullet above, for a distribution by the recipient entity to its five stockholders, provided that such distribution would be exempt from the registration requirements of the Securities Act); and (vii) appropriate legends were placed upon the stock certificates issued in connection with both of these acquisitions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on May 8, 2014.

FIREEYE, INC.

By:	/S/ DAVID G. DEWALT
David G. DeWalt
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID G. DEWALT David G. DeWalt	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 8, 2014

/S/ MICHAEL J. SHERIDAN Michael J. Sheridan	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2014

* Ashar Aziz	Founder, Chief Strategy Officer and Vice Chairman of the Board	May 8, 2014

* Ronald E. F. Codd	Director	May 8, 2014

* William M. Coughran Jr.	Director	May 8, 2014

* Gaurav Garg	Director	May 8, 2014

* Promod Haque	Director	May 8, 2014

* Robert F. Lentz	Director	May 8, 2014

* Enrique Salem	Director	May 8, 2014

*by:	/s/ DAVID G. DEWALT
David G. DeWalt
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Incorporated by Reference
	Description of Exhibit	Form	File No.	Exhibit	Filing Date

2.1+	Agreement and Plan of Reorganization, dated as of December 30, 2013, by and among the Registrant, Mercury Merger Corporation, Mercury Merger LLC, Mandiant Corporation and Shareholder Representative Services LLC.	8-K	001-36067	2.1	January 2, 2014

3.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-36067	3.1	September 25, 2013

3.2	Amended and Restated Bylaws of the Registrant.	S-1/A	333-190338	3.4	August 21, 2013

4.1	Form of the Registrant’s common stock certificate.	S-1/A	333-190338	4.1	September 9, 2013

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated May 8, 2014.

10.1†	Form of Indemnification Agreement between the Registrant and certain of its officers and directors.	S-1	333-190338	10.1	August 2, 2013

10.2†	Employee Incentive Plan.	S-1	333-190338	10.17	August 2, 2013

10.3†	Change of Control Severance Policy for Officers.	S-1/A	333-190338	10.27	August 21, 2013

10.4†	2004 Stock Option Plan, as amended, including form agreements under 2004 Stock Option Plan.	S-1	333-190338	10.5	August 2, 2013

10.5†	2008 Stock Plan, as amended, including form agreements under 2008 Stock Plan.	S-1/A	333-190338	10.6	September 9, 2013

10.6†	2013 Equity Incentive Plan, including form agreements under 2013 Equity Incentive Plan.	S-1/A	333-193717	10.6	March 3, 2014

10.7†	2013 Employee Stock Purchase Plan.	S-1/A	333-190338	10.8	September 9, 2013

10.8†	Mandiant Corporation 2011 Equity Incentive Plan, as amended, including form agreements under Mandiant Corporation 2011 Equity Incentive Plan.	S-1	333-193717	10.8	February 3, 2014

10.9†	Offer Letter between the Registrant and David DeWalt, dated November 19, 2012, as amended and currently in effect.	S-1/A	333-190338	10.9	August 21, 2013

10.10†	Offer Letter between the Registrant and Ashar Aziz, dated November 26, 2012.	S-1	333-190338	10.10	August 2, 2013

10.11†	Offer Letter between the Registrant and Enrique Salem, dated February 2, 2013.	S-1	333-190338	10.11	August 2, 2013

10.12†	Offer Letter between the Registrant and Ronald E. F. Codd, dated July 28, 2012.	S-1	333-190338	10.12	August 2, 2013

10.13†	Offer Letter between the Registrant and Michael J. Sheridan, dated August 1, 2013.	S-1/A	333-190338	10.13	August 21, 2013

10.14†	Offer Letter between the Registrant and Bahman Mahbod, dated August 1, 2013.	S-1/A	333-190338	10.14	August 21, 2013

Exhibit No.		Incorporated by Reference
	Description of Exhibit	Form	File No.	Exhibit	Filing Date

10.15†	Offer Letter between the Registrant and Jeffrey C. Williams, dated August 1, 2013.	S-1/A	333-190338	10.15	August 21, 2013

10.16†	Offer Letter between the Registrant and Alexa King, dated August 1, 2013.	S-1/A	333-190338	10.16	August 21, 2013

10.17†	Offer Letter, between the Registrant and Kevin Mandia, dated December 24, 2013.	8-K	001-36067	10.1	January 2, 2014

10.18†	Consideration Holdback Agreement, dated as of December 30, 2013, by and between Kevin Mandia and the Registrant.	8-K	001-36067	10.2	January 2, 2014

10.19†	Key Employee Non-Competition Agreement, dated as of December 30, 2013, by and between Kevin Mandia and the Registrant.	8-K	001-36067	10.3	January 2, 2014

10.20	Lease, dated as of January 15, 2008, by and between the Registrant and Silicon Valley CA-I, LLC, as amended and currently in effect.	S-1/A	333-190338	10.3	August 21, 2013

10.21	Lease, dated as of March 11, 2010, by and between the Registrant and Silicon Valley CA-I, LLC, as amended, assigned and currently in effect.	S-1	333-190338	10.4	August 2, 2013

10.22	Amended and Restated Loan and Security Agreement, dated as of August 26, 2011, between the Registrant and Silicon Valley Bank, as amended and currently in effect.	S-1	333-193717	10.22	February 3, 2014

10.23**	Flextronics Design and Manufacturing Services Agreement, dated as of September 28, 2012, by and between the Registrant and Flextronics Telecom Systems, Ltd.	S-1/A	333-190338	10.19	September 9, 2013

10.24	Amended and Restated Investors’ Rights Agreement, dated as of December 30, 2013, by and among the Registrant and the parties listed therein.	S-1	333-193717	10.24	February 3, 2014

21.1	List of subsidiaries of the Registrant.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.	S-1	333-195417	23.2	April 22, 2014

23.3	Consent of PricewaterhouseCoopers LLP, independent accountants.	S-1	333-195417	23.3	April 22, 2014

24.1	Power of Attorney (see page II-6 to the original filing of this Registration Statement on Form S-1).

101.INS++	XBRL Instance Document.	S-1	333-195417	101.INS	April 22, 2014

101.SCH++	XBRL Taxonomy Extension Schema Document.	S-1	333-195417	101.SCH	April 22, 2014

Exhibit No.		Incorporated by Reference
	Description of Exhibit	Form	File No.	Exhibit	Filing Date

101.CAL++	XBRL Taxonomy Extension Calculation Linkbase Document.	S-1	333-195417	101.CAL	April 22, 2014

101.DEF++	XBRL Taxonomy Extension Definition Linkbase Document.	S-1	333-195417	101.DEF	April 22, 2014

101.LAB++	XBRL Taxonomy Extension Label Linkbase Document.	S-1	333-195417	101.LAB	April 22, 2014

101.PRE++	XBRL Taxonomy Extension Presentation Linkbase Document.	S-1	333-195417	101.PRE	April 22, 2014

+	The schedules and other attachments to this exhibit have been omitted. The Registrant agrees to furnish a copy of any omitted schedules or attachments to the SEC upon request.
†	Indicates a management contract or compensatory plan or arrangement.
**	Portions of this exhibit have been granted confidential treatment by the Securities and Exchange Commission.
++	In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and deemed not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.